NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	President	Corporate Communications, Inc.
	(972) 490-9600	(615) 324-7335
ASHFORD HOSPITALITY JOINT VENTURE ACQUIRES HIGHLAND
HOSPITALITY PORTFOLIO FOR $1.3 BILLION
Portfolio and Transaction Highlights
•	Includes 19 full-service hotels and nine select-service hotels

•	Concentration in major brands such as Hilton, Marriott, Hyatt and Starwood

•	Expands Ashford’s presence in major markets such as Boston and Washington, D.C.

•	Pricing equals $158,000 per key and 13.4x EBITDA multiple for 2010

•	Ashford’s joint venture contribution includes $150 million of cash and $786 million of assumed debt for a 71.74% interest

•	Additional potential growth available with current NOI 36% below peak levels and new management for 17 of the hotels

•	Ashford is the second largest lodging REIT at 26,411 rooms

•	The Highland hotels achieved a 2010 EBITDA flow of 18% while Ashford’s portfolio had an EBITDA flow of 104%
DALLAS — (March 10, 2011) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has formed a new joint venture with an institutional partner to take ownership of the 28-hotel Highland Hospitality portfolio. The acquisition and restructuring were completed through a consensual foreclosure for total consideration of $1.277 billion.
Transaction Details
The total consideration equates to a purchase price of $158,000 per key compared with $244,000 per key before capital improvement funding when the portfolio was acquired in 2007 in a privatization of publicly traded Highland Hospitality. Based on 2010 results, the purchase price equates to an
EBITDA multiple of 13.4x and a capitalization rate of 6.1% utilizing NOI that is approximately 36%
below its peak levels.
The portfolio’s total revenues for 2010 grew 2.7% from 2009, compared to Ashford’s existing portfolio which grew 1.1% in 2010. Ashford’s existing portfolio had 104% EBITDA flow in 2010 while the new portfolio had only 18% flow. Ashford currently trades at a 2010 EBITDA multiple of 15.6x based on its closing price yesterday. Highland Hospitality originally paid $150,000 per key before capital improvement funding for the portfolio from 2003 to 2007.
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AHT Joint Venture Acquires Former Highland Portfolio

March 10, 2011
At closing, Ashford invested $150 million and will own 71.74% of the joint venture. The new money investment from Ashford and the institutional partner was utilized to reduce debt and to fund projected capital expenditures. Ashford funded its contribution from available cash. From the total new money investment a $32 million reserve was set aside at closing to be used for owner funded capital expenditures. Ashford’s 71.74% ownership interest partially reflects previous investments made by Ashford.
The joint venture worked out a consensual restructuring with the existing senior lenders. The existing senior lenders will provide $530 million of first mortgage three-year financing with two one-year extension options on 25 of the hotels and the joint venture assumed first mortgage financing of $146 million on three of the hotels with approximately two years remaining until maturity. Additionally certain lenders will provide $419 million of mezzanine financing that will cover all 28 hotels. The structure provides for fixed and floating rates with LIBOR floors and spreads for various tranches with an anticipated first year interest rate of 5.25% based upon the current forward LIBOR curve.
Monty Bennett, CEO of Ashford, noted, “We are pleased to complete this strategic and accretive transaction. Of all the hotel transactions we have seen completed, we believe it would be hard to match the many benefits of this investment. We believe there is a substantial opportunity to improve the hotels’ performance with an aggressive asset management strategy similar to what we have accomplished with our existing hotels.”
Portfolio Composition
The portfolio is mostly comprised of full-service, upper-upscale and luxury hotels that generate 67% of 2010 EBITDA. These 17 hotels have 5,684 rooms and include brands such as Ritz-Carlton, Marriott, Hilton, Hyatt, Renaissance, Sheraton and Westin. The remaining 11 hotels have 2,400 rooms and include brands such as Crowne Plaza, Hilton Garden Inn, Courtyard, Residence Inn and Hampton Inn. There are also three independent hotels. For 2010, the portfolio’s RevPAR increased 3.7% to $91.91 with occupancy at 69.4% and ADR at $132.48, and total hotel revenues were $386 million.
Based on 2010 EBITDA, the hotels are 65% upper-upscale, 32% upscale, 2% luxury and 1% upper midscale; and 47% Marriott, 26% Hilton and 9% Hyatt. Geographic diversification by EBITDA includes 36% for South Atlantic, 29% for South Central, 17% for New England, 11% Middle Atlantic and 5% North Central.
During the next 10 months the venture intends to invest approximately $43 million in a capital improvement program to upgrade these hotels. This program will be funded through existing and on-going reserves at the property level together with the $32 million set aside for owner funded capital improvements.
Remington Lodging will manage 17 of the hotels, followed by 6 with Marriott, 2 each for Hyatt and McKibbon and 1 for Hilton. Ashford will asset manage the entire portfolio on behalf of the joint venture.
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AHT Joint Venture Acquires Former Highland Portfolio

March 10, 2011
Investor Conference Call
Ashford Hospitality Trust, Inc. will conduct a conference call at 11:00 a.m. ET on Friday March 11, 2011, to discuss the transaction. The number to call for this teleconference is 212-231-2913. A seven-day replay of the conference call will be available by dialing 402-977-9140 and entering the confirmation number, 21513833.
The Company will also provide an online simulcast and rebroadcast of its conference call. The live broadcast of Ashford’s call will be available online at the Company’s website at www.ahtreit.com as well as on http://www.videonewswire.com/event.asp?id=77249 on March 11, 2011, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for approximately one year.
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s website at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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AHT Joint Venture Acquires Former Highland Portfolio

March 10, 2011

Portfolio Listing
						2011
Hotel	Chain Scale	Brand Family	Market	State	Rooms	Renovation
Ritz-Carlton Atlanta	Luxury	Marriott	Atlanta	GA	444	Yes
Hilton Tampa Westshore	Upper-Upscale	Hilton	Tampa	FL	238
Hilton Parsippany	Upper-Upscale	Hilton	NY/NJ	NJ	354
Hilton Boston Back Bay	Upper-Upscale	Hilton	Boston	MA	390	Yes
Hyatt Regency Savannah	Upper-Upscale	Hyatt	Savannah	GA	351
Hyatt Regency Windwatch	Upper-Upscale	Hyatt	NY/NJ	NY	358	Yes
Portsmouth Renaissance	Upper-Upscale	Marriott	Norfolk/Va. Beach	VA	249
Sugar Land Marriott	Upper-Upscale	Marriott	Houston	TX	300
Plaza San Antonio Marriott	Upper-Upscale	Marriott	San Antonio	TX	251	Yes
DFW Airport Marriott	Upper-Upscale	Marriott	Dallas	TX	491	Yes
Omaha Marriott	Upper-Upscale	Marriott	Omaha	NE	300	Yes
Renaissance Palm Springs	Upper-Upscale	Marriott	Palm Springs	CA	410
Nashville Renaissance	Upper-Upscale	Marriott	Nashville	TN	673
The Churchill	Upper-Upscale	Other	Washington DC	DC	173	Yes
The Melrose (DC)	Upper-Upscale	Other	Washington DC	DC	240	Yes
Sheraton Annapolis	Upper-Upscale	Starwood	Baltimore	MD	196
Westin Princeton	Upper-Upscale	Starwood	Trenton	NJ	296
Hilton Garden Inn Austin	Upscale	Hilton	Austin	TX	254
Hilton Garden Inn BWI Airport	Upscale	Hilton	Baltimore	MD	158
Hilton Garden Inn Virginia Beach	Upscale	Hilton	Norfolk/Va. Beach	VA	176
Crowne Plaza Ravinia	Upscale	IHG	Atlanta	GA	495	Yes
Courtyard Boston Tremont	Upscale	Marriott	Boston	MA	315	Yes
Courtyard Denver Airport	Upscale	Marriott	Denver	CO	202	Yes
Courtyard Gaithersburg	Upscale	Marriott	Washington DC	MD	210
Courtyard Savannah	Upscale	Marriott	Savannah	GA	156	Yes
Residence Inn Tampa Downtown	Upscale	Marriott	Tampa	FL	109
Silversmith	Upscale	Other	Chicago	IL	143	Yes
Hampton Inn Parsippany	Upper Midscale	Hilton	NY/NJ	NJ	152

					8,084

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